NEWS RELEASE

FOR IMMEDIATE RELEASE

                        AMERICAN STANDARD COMPANIES INC.
                 REPORTS 17% INCREASE IN 1997 EARNINGS PER SHARE

     Piscataway, NJ - February 3, 1998 - American Standard Companies Inc. (NYSE:ASD) today announced that full year 1997 diluted per share earnings before extraordinary item (and before a write-off of purchased research and development) were a record $2.76, an increase of 17% over 1996 diluted per share earnings of $2.36 (excluding a non-cash asset impairment charge). Fourth quarter 1997 diluted per share earnings were $.62, an increase of 11% over fourth quarter 1996 diluted per share earnings of $.56. These results are consistent with the Company's previously announced expectations.

     Mr. Emmanuel A. Kampouris, Chairman, President and Chief Executive Officer, remarked, "The Company posted solid growth in sales and earnings in 1997 despite the adverse effect of cooler than normal weather on the air conditioning business in both the U.S. and Europe and the effects of foreign exchange, initially in Europe and more recently as a result of dramatic events in the Far East. Our ability to partially overcome these adversities clearly validates our strategies built on our global diversity and leadership positions worldwide, which provide the foundation for strong sales and earnings growth. While we expect weakness in the Far East outside China to continue and have adopted plans to monitor and limit the impact, we also believe our improvements elsewhere will continue."

     Total Sales for 1997 reached a record $6.0 billion, an increase of 4% from $5.8 billion in 1996 (an 8% increase excluding the $218 million unfavorable foreign exchange effect). Excluding foreign exchange effects:

o Air Conditioning Products sales, although weakened by cooler than average temperatures in important markets, increased 5% to $3.6 billion. Strength in the U.S. commercial businesses, both applied systems and unitary products, more than offset a decline in the residential business. International sales also grew due to strong sales growth in Latin America and modest growth in Europe and the Middle East.

o Plumbing Products sales increased 5% to $1.4 billion reflecting strong markets in Latin America, increased sales through expanding major U.S home improvement retailers and the effect of consolidating the operations in China since the acquisition of a majority interest at the end of October. Sales matched the prior year level in Europe and, despite recent economic weakness, Far East sales for the full year (excluding China) were flat.

o Automotive Products sales increased 14% to $952 million driven by continued strengthening in European commercial vehicle production, higher product content per vehicle and increased export sales. Sales of anti-lock braking systems (ABS) to the Company's U.S. marketing joint venture rose sharply, reflecting the first-phase implementation of federal regulations requiring ABS systems on all new heavy trucks, together with a rebound in heavy-duty truck production.

o Medical Systems sales were $50 million, reflecting the acquisition of the diagnostic businesses at the end of June.

     Operating Income in 1997 (excluding the write-off of purchased in-process research and development) was $590 million, an increase of 3% from $573 million in 1996, excluding an asset impairment charge. Operating income increased 7% excluding the $22 million unfavorable effect of foreign exchange. Excluding foreign exchange effects:

o Air Conditioning Products operating income rose 3% to $364 million despite cooler than normal weather in both the U.S. and Europe. Increased volume and improved margin in both the applied and unitary commercial businesses more than offset weather related declines in both the U.S. residential and European businesses and the effect of economic weakness in the Far East.

o Plumbing Products operating income increased 18% to $119 million on increased volume and improved margin in both Latin America and U.S. operations. Margin expansion in Europe, primarily from cost reductions in France, also contributed to the increase. The Company's China operations, consolidated for only the final two months of the year, offset the effects of lower volume and margin elsewhere in the Far East.

o Automotive Products operating income increased 14% to $127 million. Increased volume and improved margin in European operations was partially offset by lower margin in Brazil and start-up costs of new, majority-owned ventures in the U.S. and China.

o Medical Systems operating loss reflected continued costs of development and of integrating operations of the diagnostic businesses acquired in June.

     Write-off of Purchased Research and Development of $90 million results from the accounting for the June 30, 1997 acquisition of the medical diagnostic businesses.

     Interest Expense declined by $6 million from the prior year as lower interest rates achieved through the Company's 1997 Credit Agreement and redemption of $250 million 11 3/8% Senior Debentures in May 1997, financed under the Credit Agreement, offset the effect of increased debt arising from share repurchases and acquisition of the medical diagnostic businesses.

     Equity in Net Income of Unconsolidated Joint Ventures increased to $12 million compared to 1996 income of $3 million reflecting strong growth of Automotive Products' U.S. joint venture, benefits from the restructuring of Air Conditioning Products' scroll compressor joint venture and increased income from the Company's financing joint venture established in 1996. Plumbing Products' rapidly expanding businesses in China also contributed to the increase prior to the consolidation of such operations at the end of October when the Company acquired controlling interest in those businesses.

     Corporate and Other Expense was essentially flat.

     Income Taxes were $117 million, or 35.8% of pretax income excluding the write-off of purchased R&D, compared to 35.6% for 1996 excluding an asset impairment charge.

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which simplifies the standards for computing earnings per share, changes the manner of presentation on the income statement and requires the restatement of all prior periods presented. Accordingly, the Company has reported 1997 diluted income per common share of $2.76 (excluding a write-off of purchased in-process research and development related to the acquisition of the medical diagnostics businesses), compared with restated 1996 diluted income per common share of $2.36 (excluding an asset impairment loss).

     Overall, foreign exchange effects unfavorably impacted sales by 4%, or $218 million, and operating income by 4%, or $22 million. Offsetting favorable foreign exchange effects in interest, accretion and taxes brought the net unfavorable impact of foreign exchange to an after-tax effect of $.12 per share. Sales in the Far East (excluding China), approximately 6% of total consolidated sales, were down $27 million from 1996 and pre-tax income was $17 million, down $13 million from 1996.

     Fourth quarter 1997 sales were $1.5 billion, an increase of 7% from $1.4 billion in 1996 (a 12% increase excluding an unfavorable foreign exchange effect). Sales were strong for most U.S. businesses (particularly commercial air conditioning) and for Automotive Products, with sales of the new Medical Systems segment contributing to the gain. Far East sales, excluding China, declined.

     Operating income for the fourth quarter of 1997 was $138 million, an increase of 6% from $130 million in the 1996 quarter (a 12% increase excluding unfavorable foreign exchange effects). Air Conditioning gained 14% and Plumbing 6% (despite weakness in the Far East) which, together with a small gain for Automotive, were partly offset by a loss for Medical Systems.

     American Standard is the global, diversified manufacturer of Trane (R) and American Standard(R) air conditioning products, American Standard(R), Ideal Standard(R), Standard(R) and Porcher(R) plumbing products, WABCO(R) commercial and utility vehicle braking and control systems, LARA(TM) and Copalis(TM) medical diagnostic systems and DiaSorin(TM) and INCSTAR(R) medical diagnostic products.

For Further Information, Contact:
Ray Pipes (732) 980-6139 or,
Phil Bradtmiller (732) 980-6038

The  latest  news   release   and   corporate   information   can  be  heard  on
1-888-ASD-NEWS. Additional information on American Standard is available on the Company's World Wide Web site http://www.americanstandard.com



                        AMERICAN STANDARD COMPANIES INC.
                              SUMMARY SEGMENT DATA
                                   (Unaudited)

In millions                             Three Months Ended December 31,
                                       -------------------------------
                                      1997                           1996
                                     -------                        -------


                                          Operating                Operating
                                 Reported   Margin        Reported   Margin
                                 --------   ------        --------   ------

Sales
    Air Conditioning Products     $   883                $   835
    Plumbing Products                 377                    373
    Automotive Products               253                    229
      Medical Systems                  26                     --
                                    -----                  -----
                                   $1,539                 $1,437
                                   ======                 ======
Operating income (loss)
     Air Conditioning Products   $     79      8.9%       $   69      8.3%
     Plumbing Products                 33      8.8%           31      8.3%
     Automotive Products               33     13.0%           32     14.0%
     Medical Systems                   (7)     --             (2)      --
                                  -------                 ------
                                  $   138      9.0%       $  130      9.0%
                                  =======                 ======


                                                  Year Ended December 31,
                                                 -----------------------

                                              1997                        1996
                                              ----                       -----

                                                  Operating           Operating
                                          Adjusted   Margin   Adjusted   Margin
                                          --------   ------   --------   ------

Sales
    Air Conditioning Products              $3,567               $3,437
    Plumbing Products                       1,439                1,452
    Automotive Products                       952                  916
    Medical Systems                            50                   --
                                           ------               ------
                                           $6,008               $5,805
                                           ======               ======
Operating income (loss) before  write-off
 of purchased  research and development
    and asset impairment loss
     Air Conditioning Products            $   364       10.2%   $  353    10.3%
     Plumbing Products                        119        8.3%      110     7.6%
     Automotive Products                      127       13.3%      123    13.4%
     Medical Systems                          (20)        --       (13)     --
                                          -------               ------
                                          $   590        9.8%   $  573     9.9%
                                          =======               ======






                        AMERICAN STANDARD COMPANIES INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

In millions except
per share data                              Three Months Ended December 31,
                                           -------------------------------

                                               1997                   1996
                                               -----                 -----
Sales                                        $1,539              $   1,437

Operating income                             $  138              $     130

Equity in net income of
  unconsolidated joint ventures                   3                      6
                                               ----                   ----
                                                141                    136
Interest expense                                 48                     47
Corporate and other expenses                     21                     19
                                               ----                   ----
Income before income taxes                       72                     70
Income taxes                                     26                     25
                                               ----                   ----
Net income                                  $    46                  $  45
                                            =======                  =====

Net income per common share:
    Basic                                   $   .64              $     .57
                                               ====                =======
    Diluted                                 $   .62              $     .56
                                               ====                =======

Average outstanding common shares-basic        71.9                   78.5
Average outstanding common shares-diluted      74.0                   80.7


                        AMERICAN STANDARD COMPANIES INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

In millions except                                                   Year Ended December 31,
                                                                     -----------------------
per share data
                                                                1997                       1996
                                                                ----                       -----
                                                       Reported   Adjusted(a)    Reported  Adjusted(b)
                                                       --------   --------       --------  --------
Sales                                                    $6,008     $6,008       $5,805     $5,805

Operating income before write-off
    of purchased research and development
    and asset impairment loss                           $   590    $   590      $   573    $   573

Write-off of purchased research and development (a)          90         --           --         --
Asset impairment loss (b)                                    --         --          235         --
                                                         ------     ------       ------     ------

Operating income                                            500        590         338        573
Equity in net income of
    unconsolidated joint ventures                            12         12           3          3
                                                         ------     ------       ------     ------
                                                            512        602         341        576
Interest expense                                            192        192         198        198
Corporate and other expenses                                 83         83          85         85
                                                         ------     ------       ------     ------
Income before income taxes
    and extraordinary item                                  237        327          58        293
Income taxes                                                117        117         104        104
                                                            ----       ----        ----       ---
Income (loss) before extraordinary item                     120        210         (46)       189
Extraordinary loss on retirement of
    debt, net of tax                                        (24)       (24)        --         --
                                                         ------     ------       ------     ------
Net income (loss)                                       $    96   $    186  $     (46)   $    189
                                                          =====     ======      ======      =====

Per common share (c):
  Basic:
    Income (loss) before extraordinary item              $ 1.62   $   2.85  $    (.60)  $   2.42
     Extraordinary loss on retirement of debt              (.32)      (.32)        --         --
                                                           -----      -----        ---        --
     Net income (loss)                                   $ 1.30   $   2.53  $    (.60)  $   2.42
                                                          =====     ======    ========     =====

  Diluted:
    Income (loss) before extraordinary item              $ 1.57   $   2.76  $    (.60)  $   2.36
    Extraordinary loss on retirement of debt               (.31)      (.31)       --          --
                                                           -----      -----       ---         --
    Net income (loss)                                    $ 1.26   $   2.45  $    (.60)  $   2.36
                                                         ======    =======    ========    ======

Average outstanding common shares-basic                     73.8       73.8       78.0      78.0
Average outstanding common shares-diluted                   76.2       76.2       78.0      79.8


(a) In connection with the June 30, 1997 acquisition of the medical diagnostics businesses, the value of purchased in-process research and development was written off in accordance with applicable accounting rules.

(b) Effective January 1, 1996, the Company adopted FAS 121 which resulted in an asset impairment loss of $235 million resulting predominantly from the write-down of goodwill for which no tax benefit was available.

(c) Earnings per common share for all periods presented have been presented in accordance with FAS 128, "Earnings per Share", adopted effective December 31, 1997.